Exhibit 10.1

Synopsys Inc. 690 East Middlefield Road Mountain View, CA 94043-4010 T. 650.584.5000 www.synopsys.com

VIA E-MAIL

November 22, 2022

Dear Shelagh,

I am pleased to offer you the position of Chief Financial Officer (“CFO”) of Synopsys, Inc. (“Synopsys” or the “Company”). This is a regular full-time exempt position reporting to Aart de Geus, Chairman and Chief Executive Officer. As CFO, you will be a member of Corporate Staff.

Together, we are shaping how the world’s developers create innovative, high quality, secure products and applications that enable everything, everywhere, every day. In your role, you’ll experience and contribute to the Company’s foundational values of integrity, leadership, execution excellence, and passion! All Synopsys new hires are invited to attend our New Employee Welcome. In this session, we will share more about Synopsys’ culture, vision, and values, as well as various resources to help you succeed in your role.

Please review this letter carefully as we request you sign and return it.

Section 1 – Start Date

Unless we arrange separately, your first day of employment will be on or prior to December 2, 2022 (your “Start Date”), subject to the satisfactory completion by the Company of your background verification, credentials, and references. When you relocate to the Bay Area, your office will be at the Sunnyvale, California campus of our headquarters. You understand that your employment with the Company requires your undivided attention and effort, and that you must always be loyal to Synopsys and act in its best interests. We value executive involvement in civic, charitable, professional, and academic activities and committees of outside entities; and service on one public board of directors, provided that such activities do not create a potential or actual conflict of interest or interfere with the performance of your duties to the Company. Such activities are subject to prior approval by the Company.

Section 2 – Cash Compensation

2.1 Base Compensation: Your starting base compensation is $600,000 per year, subject to applicable taxes and deductions. Your base compensation will be paid bi-weekly and is subject to periodic review and adjustment at the discretion of the Company.

2.2 Bonus: You will participate in our Executive Incentive Plan (the “EIP”), with a target bonus of 100% of your base compensation, which will be prorated in accordance with your time in position during the fiscal year. The Company may make adjustments to the targeted amount of your bonus and may amend or replace the EIP at any time. Your bonus, if any, will be payable in the fiscal year following the close of the performance year, provided that you are employed and in good standing with the Company through the date of the payment and satisfy the terms and conditions of the applicable bonus plan.

Shelagh Glaser

November 22, 2022

2.3 Relocation Assistance Payment: You will receive a relocation assistance payment of $1,150,000, subject to applicable taxes and withholdings, which will be advanced to you in full on the second regularly scheduled payroll date after your Start Date (the “Relocation Assistance Payment”). The gross amount of the Relocation Assistance Payment is subject to repayment (i) within 30 days of your termination date if your employment is terminated for Cause1 or if you resign within two years of your Start Date, or (ii) within 15 days of August 1, 2023 should you fail to relocate to the San Franciso Bay Area by such date. The Relocation Assistance Payment is intended to serve as a one-time, full, and complete benefit to assist you with your relocation to the San Francisco Bay Area (including, but not limited to, expenses incurred for airline travel, hotel accommodations/apartment rentals, home purchase, movers, etc.).

Section 3 – Equity Compensation

3.1 Total Equity Award: In connection with your employment by the Company, we will recommend to our Compensation and Organizational Development Committee (the “Committee”) that you be issued equity grants with an aggregate grant date value of $12,000,000, as outlined in Sections 3.1.1 to 3.1.4 below. The grant date value of Synopsys equity grants is determined in accordance with our standard policies. In addition, the terms of these equity grants are governed exclusively by the Company’s 2006 Employee Equity Incentive Plan and the grant agreements applicable to such grants. You will need to accept the terms of these grants through your E*Trade account in order to be eligible to vest in and retain such grants. The grant date value described in this Section 3 does not represent the actual value that you may realize upon vesting or exercise of the grants, which may be more or less. Any and all equity grants whenever made to you are determined by, and subject to the approval of, the Committee in its sole discretion.

3.1.1 Option Award: You will be eligible to receive a non-qualified stock option award to acquire shares of Synopsys common stock with a grant date value of $2,500,000. The option shall vest over four years, with twenty five percent (25%) of the shares subject to the option becoming exercisable one year from the date of grant, and the remainder vesting in equal quarterly increments over the remaining three-year period, in each case, subject to your continuous service to the Company on the applicable vesting date.

3.1.2 Restricted Stock Units (RSUs): You will be eligible to receive an RSU award with a grant date value of $5,000,000. These RSUs shall vest in four equal annual installments over a four-year vesting schedule measured from the vesting commencement date, subject to your continuous service to the Company on the applicable vesting date.

3.1.3 Short-Term Vest Restricted Stock Unit: You will be eligible to receive an RSU award with a grant date value of $2,000,000, which shall vest in full on June 15, 2023 subject to your continuous service to the Company on such date.

3.1.4 Performance Restricted Stock Units (PRSUs): You will be eligible to receive a performance-based restricted stock unit grant with a grant date value of $2,500,000. These PRSUs shall be subject to a two-year revenue growth goal as well as a funding modifier based on relative total shareholder return. The terms of this grant, including the vesting conditions, will be set forth in your PRSU grant agreement.

[1]

“Cause” is defined to include, but is not limited to: (1) employee has been convicted of an act of personal dishonesty in connection with the employee’s responsibilities at the Company which resulted in material harm to the Company; (2) employee has been convicted of a felony or any act of moral turpitude which resulted in material harm to the Company; (3) employee commits any willful or grossly negligent act that constitutes gross misconduct and/or injures, or is reasonably likely to injure, the Company; or (4) employee substantially fails to perform her job duties and/or willfully and materially violates any written policies or procedures of the Company.

Shelagh Glaser

November 22, 2022

3.1.5 Fiscal 2023 Equity Awards: In addition to your new hire equity awards, subject to satisfactory performance and your continued employment as our Chief Financial Officer, we will recommend to the Committee that you receive annual equity grants in the Company’s 2023 fiscal year having a grant date value of approximately $4,000,000 in such mix of equity types, and with such terms and conditions that the Committee deems appropriate.

Section 4 – Other Benefits

4.1 Employee Benefit Plans: You will be eligible to participate in Synopsys’ comprehensive benefits plans, which include healthcare and wellness benefits, life insurance, employee stock purchase plan, 401(k), time off, and other valuable programs. Company benefits are outlined in Synopsys’ Benefits Guide, which will be provided upon commencement of your employment. The Company reserves the right to change and/or modify its benefits offerings at any time.

4.2 Severance Benefits Plan: You will be eligible to participate in the Company’s Executive Severance Benefit and Transition Plan, subject to all of the terms and conditions of such plan as in effect from time to time. Details and governing terms will be provided upon commencement of your employment.

4.3 Change in Control Plan: You will be eligible to participate in the Company’s Executive Change of Control Severance Benefit Plan, subject to all of the terms and conditions of such plan as in effect from time to time. Details and governing terms will be provided upon commencement of your employment.

Section 5 – Corporate Staff Policies

5.1 Share Ownership: You will be required to comply with share ownership guidelines maintained by the Company from time to time. In general, the current policy requires you to acquire and hold at least 6,500 shares of the Company’s common stock (or a greater number of shares with a minimum value of $1,100,000 in the event of certain stock price declines) within four years from your Start Date. Further details will be provided to you upon commencement of your employment.

5.2 Compensation Recovery: You will be required to comply with the compensation recovery policies maintained by the Company from time to time. In general, the current policy allows the Company to require reimbursement of all or a portion of any compensation received by you if the compensation was predicated upon achieving certain financial results that were subsequently restated. Further details will be provided to you upon commencement of your employment.

Shelagh Glaser

November 22, 2022

Section 6 – Contingencies

6.1 Representation and Obligations: This offer is contingent upon your representation that you are not subject to any confidentialy, non-competition agreement, or a similar type of restriction that may affect your ability to devote your full time and attention to your work with the Company. If you have entered into any agreement that may limit your ability to work for or on behalf of the Company, please provide a copy of such agreement as soon as possible.

6.2 Employment Agreement and Code of Ethics and Business Conduct: This offer is contingent upon your entering into the Company’s Proprietary Information, Arbitration, and Employment Agreement, which will be provided to you in advance of your Start Date. By accepting this offer of employment, you also agree to abide by the Company’s Code of Ethics and Business Conduct as in effect from time to time. You also agree to observe all other rules and regulations that the Company has, or may establish, governing the conduct of its business and/or its employees, including but not limited to our Insider Trading Policy and Section 16 Officer and Director Trading Procedures.

6.3 COVID-19 Vaccination: Throughout the COVID-19 pandemic, the health and wellbeing of our employees and their families has been our greatest priority. Synopsys has joined many other companies in a commitment to adopt practices with the wellness of our communities in mind. In keeping with this stance, you will be asked to provide proof of full COVID-19 vaccination prior to commencing employment through a confidential and secure site as part of our onboarding process. Proof of vaccination is required unless you qualify for a medical or religious accommodation.

6.4 Other Contingencies: This offer is contingent upon (i) your return of a signed copy of this offer on or before November 23, 2022, and (ii) your ability to provide Synopsys with documents to verify your identity and your legal right to work in the United States. You must present this documentation on or prior to your Start Date.

Section 7 – General

7.1 Equal Opportunity Employer: At Synopsys, we pride ourselves on having a workforce with diverse backgrounds, experience, and ideas that collectively contribute to greater opportunities for innovation. We are an equal opportunity employer and prohibit discrimination against applicants and employees on the basis of any protected status. This policy applies to all terms and conditions of employment, including hiring, compensation, benefits, employee development, promotion, disciplinary action, transfer, educational assistance, and termination.

7.2 At-Will Employment: This offer of employment is one of employment-at-will, which means that the employment relationship is for an indefinite term and either you or the Company may end the employment relationship at any time, for any reason, with or without notice. While other terms and conditions of your employment contained in various policies and programs are subject to change with or without notice, your signature below signifies that you understand that this “at-will” relationship can be changed only by written agreement expressly for that purpose, signed by the Company’s Chief Executive Officer, or such officer’s appointed designee. In addition, you acknowledge and agree that the Company is free to change any of the terms and conditions of your employment at any time. Your signature further indicates that you acknowledge and agree that this Section 7.2 constitutes the complete understanding between you and Synopsys on the subject of how and when the employment relationship can be

Shelagh Glaser

November 22, 2022

terminated or changed, and supersedes any and all prior discussions, agreements, and understanding between you and Synopsys, whether oral, written or implied.

Sincerely,

Jan Collinson
Human Resource and Facilities Officer

I accept this offer.

/s/ Shelagh Glaser
Shelagh Glaser

November 23, 2022
Date

December 2, 2022
Start Date